                                                                   EXHIBIT 10.31

                           CERTIFICATE OF TRANSLATION

             I, Louis O. Peloquin, Vice President, General Counsel and Secretary of Golden Star Resources Ltd. (the "Company") declare to the best of my knowledge that the attached is an accurate English translation of the Establishment Agreement dated October 15, 1996 between the Government of Mali and PARC Fougala S.A.


                                                  /s/ Louis O. Peloquin
                                                  -----------------------
                                                  Louis O. Peloquin
                                                  Vice President, General
                                                  Counsel and Secretary

State of Colorado         )
County of Denver          ) ss.

         Subscribed and sworn to before me this 12th day of March, 1997 by Louis O. Peloquin.

                                                  /s/ Nathalie Defferard
                                                  -----------------------
                                                  Notary Public


My Commission Expires: October 25, 1999.

                            ESTABLISHMENT AGREEMENT





                                    BETWEEN





                                 THE GOVERNMENT

                            OF THE REPUBLIC OF MALI



                                      AND



                         THE COMPANY PARC-FOUGALA S.A.





                   FOR THE RESEARCH AND EXPLOITATION OF GOLD,
                   SILVER, RELATED SUBSTANCES AND PLATINOIDS

BETWEEN: THE GOVERNMENT OF THE REPUBLIC OF MALI, hereinafter known as "the STATE", represented by the Minister of Mines, Energy and Hydraulics, Mr. Cheickna Seydi Ahamadi Diwara

On the one hand

AND THE COMPANY PARC-FOUGALA S.A. hereinafter known as PARC FOUGALA, having its principal offices at Bamako, P.O. Box 1339, represented by Mr. Hamed Diane SEMEGA, GENERAL MANAGER.

On the other hand.

         WHEREAS:

         The State has for several years been doing work in the Kayes Region, defined in Annex 1.

         PARC-FOUGALA has expressed the desire to conduct supplementary research activity on a part of the territory of the Republic of Mali situated in the Fougala sector, in the Cercle de Kenieba, Kayes Region and in the event of the discovery of mineral deposits likely to lead to a commercial exploitation, the right to proceed to the development and exploitation of the said deposits;

         This desire is perfectly in line with the mining policy of the Government of the Republic of Mali which seeks to promote mining research and exploitation activity in Mali;

         The parties have met for the purpose of determining the best method to carry out the research and exploitation of the mineral deposits which might be discovered;

         IT HAS BEEN AGREED AS FOLLOWS:

                                   CHAPTER 1
                          GENERAL TERMS AND CONDITIONS

ARTICLE 1 DEFINITIONS

Under the terms of this present Agreement and without prejudice to the terms and conditions of Article 1 of the Ordinance mentioned below, the following are defined as:

1.1 MINING CODE: Ordinance No. 91-065/P-CTSP of September 19, 1991 relating to the organisation of research, exploitation, possession, transportation, transformation and commercialisation of mineral, fossil and quarry substances, other than liquid or gaseous hydrocarbons in the territory of the Republic of Mali, Decree No. 91-277/PM-RM of September 19, 1991 establishing the methods of application of the above mentioned Ordinance No. 91-065/CTSP of September 19, 1991 and Decree No. 91-278/PM-RM of September 19, 1991.

1.2 BOARD OF ADMINISTRATION: The Administrative Body of PARC-FOUGALA as set forth in the Bye-laws.

1.3 AGREEMENT: this present Agreement, including therein all codicils or amendments thereto and all the annexes.

1.4 DNGM: The National Headquarters of Geology and Mines of the Republic of Mali or any organisation which may take its place, exercising identical or similar functions.





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1.5      FEASIBILITY STUDY:  The report covering the feasibility of the exploitation of a deposit of mineral substances within the perimeter and setting forth the programme envisaged for the said exploitation, which must include, as an example but not restricted to the following:

         a) the evaluation of the importance of the quality of the exploitable reserves of mineral substances;

         b) the determination of the possibility of subjecting the mineral substances to a metallurgic treatment;

         c)      assessment of the socio-economic impact of the project;

         d)      assessment of the environmental impact of the project;

         e) the presentation of a programme for the construction of the mine giving details of the works, equipment, installations and furnishings required for the commercial production of a potential layer or deposit and the authorisations required and the estimated costs associated therewith, accompanied by forecasts showing estimated annual expenditures;

         f) the establishment of a plan regarding the commercialisation of the products, including the envisaged points of sale, the customers, the conditions of sale and the selling prices;

         g)      a plan of the exploitation of the mine;

         h) an economic evaluation of the project, including financial forecasts of the exploitation accounts and balance sheets, calculations of economic indicators (such as internal profitability rates (TRI), rates of return (TR), net present value (VAN), recovery period, profits, foreign currency profit and loss statements of the project) and an analysis of the sensibility of the project;

         i) the conclusions and recommendations regarding the economic feasibility and the calendarised schedule for the establishment of commercial productions based on points a) to
                 g) above;

         j) an evaluation of and the methodology to be employed in taking responsibility for the expenses related to the safety of the installations and of the inhabitants of the area inside the borders of the protected zones;

         k) all other information which the party responsible for the preparation of the said feasibility study shall deem useful to persuade all banking and financial institutions to undertake to lend the funds required for the exploitation of the deposit.

1.6 LIBOR: the interbank interest rate offered in London, over a period of three (3) months, quoted by all international banks.

1.7 PARTICIPATION(S): with regard to the State, the initial participation in an exploitation Company as set forth in article 14.1 of the agreement, increased by the participation which it may have acquired, as set forth in article 14 of the Agreement and, with regard to PARC-FOUGALA, a participation of 100% in an exploitation Company less the participation of the State, except in the case set forth in article 17 of this present Agreement.

1.8      PARTY:  PARC-FOUGALA or the State;  "Parties"  PARC-FOUGALA and the
         State.

1.9 PERIMETER: The Perimeter defined in Annex 1. It can be modified in accordance with the terms and conditions of the mining legislation.





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1.10     PRODUCTS:  All mineral substances extracted from within the perimeter for commercial purposes within the scope of this present Agreement.

1.11 WORKS PROGRAMME: a sufficiently detailed description of the research activity to be undertaken and the objectives to be realised by PARC-FOUGALA within the perimeter during the research phase.

1.12 PROJECT: All of the activities related to the perimeter undertaken pursuant to the terms and conditions of this present Agreement.

1.13 AFFILIATED COMPANY: any physical person, association or joint venture or any form of enterprise which, directly or indirectly, controls a part, or is controlled by a part or is controlled by an individual or corporate person who controls a part. Control is understood to mean the holding, directly or indirectly, of the power to guide or to lead the administration and the decision making of the company by the exercise of voting rights.

1.14 FAIR MARKET VALUE: with regard to all assets and all property, a reasonable price paid in cash, acceptable to a seller who is prepared voluntarily to sell the asset or property in question on the open market, allowing the time necessary to find a buyer willing to purchase voluntarily, and without the seller or the purchaser having to act out of necessity, constraint or any other special circumstances.

1.15 EX-WORKS OR QUARRY VALUE: the value of the products sold in any currency to a foundry, refinery or any other purchaser, less the cost of refining or any other process or method of treatment required to transform the mineral into a commercial finished product,commissions for the commercialisation of the products, transportation costs, weighing costs, analyses, if required, which have not already been deducted by the purchaser.

1.16 NET CASH FLOW: the excess of gross income over the total of costs, expenditures and losses.

         For the requirements of this present definition gross revenue is understood to be all amounts deposited by PARC-FOUGALA arising from the sale of a portion of the products.

         Costs, expenses and losses are understood to be all costs associated with refining, smelting, treatment, transformation and commercialisation of the products, including the costs of transportation, insurance, sampling, weighing, analyses, if required, which have not already been deducted by the purchaser and all amounts effectively spent by PARC-FOUGALA including the cost of real assets acquired for the purpose of the project including interest at LIBOR plus 2% on all costs, expenses and non-recovered losses and a reasonable amount for the administration and the management of the company as set forth in the Operations Agreement.

         Costs, expenses and non-recovered losses are understood to be the cumulative total of the costs, expenses and losses of PARC-FOUGALA in excess of the PARC-FOUGALA's cumulative gross revenue. The above mentioned interest expense shall cease to be a deductible item when the cumulative gross revenue is equal or superior to the cumulative costs, expenses and losses. The terms "cumulative gross revenue" and "cumulative costs, expenses and losses" signify all of the gross revenue and all of the costs, expenses and losses, effectively deposited, paid and/or registered from the effective date of this present agreement until the date of the calculation thereof.

1.17 BOOK VALUE: the accounting value of the assets and investments on the date of acquisition.

1.18 EXPLOITATION COMPANY (SE): the company to be constituted by the parties for the exploitation of the mineral substances defined in this present agreement.

1.19     MINERAL SUBSTANCES:  gold, silver, related substances and platinoids.





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
1.20     OFFICIAL JOURNAL:  the official journal of the Republic of Mali.

1.21     NAME OF THE COMPANY:  PARC-FOUGALA SA

ARTICLE 2        PURPOSE OF THE AGREEMENT

This present Agreement is intended to determine the general, economic, legal, administrative, financial, fiscal, Customs and business framework within which PARC-FOUGALA and/or the exploitation company shall undertake the research activity inside the perimeter, with a view to determining the existence of deposits likely to lead to an industrial exploitation and, if appropriate, to the exploitation of the said deposits either on its own or in conjunction with the State.

ARTICLE 3        DESCRIPTION OF THE PROJECT

3.1 The activities covered by this agreement shall be carried out in two separate phases. The first phase shall consist of the realisation by PARC-FOUGALA at its own expense of the activities associated with researching the mineral substances and, to the extent that PARC-FOUGALA shall consider appropriate, the preparation of a feasibility study for each potential deposit discovered during this phase.

         In the event that PARC-FOUGALA should decide to construct a mine, the second phase shall consist of the exploitation of the deposit(s), in accordance with the terms and conditions set forth in articles 13 to 16 below.

3.2 It is understood by the parties that, within the boundaries of the perimeter, the different phases of research and exploitation activity can be carried out simultaneously, with the exploitation of one deposit having begun while research activities continue for the discovery of other deposits.

ARTICLE 4        COOPERATION OF THE ADMINISTRATION AUTHORITIES

The State makes known its intention to facilitate to the extent permitted by legislation in effect, all the research activities to be carried out by PARC-FOUGALA by providing all the assistance which it deems appropriate. The same is true for the exploitation activities and later to the commercialisation of the products which activity may be undertaken by the exploitation company.

                                   CHAPTER II
                   RESEARCH ACTIVITIES AND FEASIBILITY STUDY

ARTICLE 5        GRANT OF RESEARCH PERMIT TO PARC-FOUGALA

Within a thirty day period following the execution of this present agreement, the State shall grant to PARC-FOUGALA through an Ordinance from the Minister responsible for Mines a research permit valid for the mineral substances and applicable to the perimeter. This research permit shall give to PARC-FOUGALA the rights and shall subject it to the obligations as set forth in the mining legislation concerning research permits. It is understood that in order to obtain the said permit, PARC-FOUGALA must comply with the formalities as set forth in the Mining Code.

ARTICLE 6        OFFICE AT BAMAKO

6.1 PARC-FOUGALA must in any event set up an office in Bamako to be responsible for coordinating the research activities set forth in this present agreement.

6.2 The person in charge of the PARC-FOUGALA office shall be given sufficient authority to enable him to decide on all questions relating to the research activities which could be considered to be matters coming under the heading of day to day operations of the said programme.

ARTICLE 7        RESEARCH ACTIVITY PROGRAMME

7.1 PARC-FOUGALA shall be 100% responsible for the concept, execution and funding of the research activities.

7.2 During the first three years of validity of the research permit, PARC-FOUGALA undertakes to carry out the research programme attached to this present agreement as Annex III.

7.3 In the event that PARC-FOUGALA should decide to renew the research permit, in accordance with article 8.4 below, PARC-FOUGALA shall submit to the National Headquarters of Geology and Mines at least two
         (2) months prior to the end of the above mentioned third year , a research activity programme, the new boundaries of the permit and a forecast of expenses covering the entire renewal period. then, PARC-FOUGALA shall submit to the DNGM, at least one month prior to the end of each year, a detailed programme of research activity and a forecast of expenses.

7.4 It is understood that agents from the DNGM shall be made available to PARC-FOUGALA to assist in the preparation and execution of the research programmes outlined in this present agreement.

         The agents shall report to PARC-FOUGALA. They will be dependent upon and will respect the authority of the head of the PARC-FOUGALA company office in Bamako, appointed in accordance with article 6.1 of this present agreement. The number of agents selected shall be decided by mutual agreement. The terms of this section cannot be considered to have the effect of modifying the responsibilities entrusted to PARC-FOUGALA in section 7.1 above.

7.5 The analyses of samples shall be carried out in Mali, either in the analytical laboratories already in existence or in a fixed or mobile laboratory created for this purpose by PARC-FOUGALA. However, when justified PARC-FOUGALA can arrange for analyses of samples including voluminous samples using metallurgical studies outside Mali.

         The results of the analyses must be communicated to the National Headquarters of Geology and Mines.

7.6 PARC-FOUGALA shall carry all the types of insurance normally carried by a diligent operator including public liability insurance, insurance covering risk of loss or accidental deterioration of the equipment and death, disability and sickness insurance for its employees.

ARTICLE 8        OBLIGATION REGARDING EXPENDITURES FOR RESEARCH ACTIVITIES

8.1 PARC-FOUGALA undertakes to be entirely responsible for funding all the expenses related to the research activity programmes, except in cases where the research is being carried out within the boundaries of an exploitation permit.

8.2 PARC-FOUGALA undertakes to spend a minimum of CFA francs 250,000,000 (two hundred and fifty million) for the research activities during the first twenty four (24) months after the grant of the research permit.

8.3 In accordance with article 10.1 below, PARC-FOUGALA shall have the right to abandon its research activities at any time prior to the expiration of the validity of the said research permit. In the event that PARC-FOUGALA should exercise this right prior to the end of the first twenty four (24) months of validity of the said research permit, the company will have to pay to the State the difference between the actual amount spent on research activities and the minimum expenditure mentioned in article 8.2 above.

8.4 PARC-FOUGALA shall have the right to renew the research permit for a further period of three (3) years, pursuant to the terms and conditions set forth by the mining legislation if the cumulative total of research expenditure for the first three (3) years of validity of the said research permit reaches FCFA 450,000,000 (four hundred and fifty million CFA francs). PARC-FOUGALA shall have the right to seek a second renewal for an additional three (3) year period pursuant to the same conditions as those governing the first renewal.

8.5 Aside from the wages, salaries and sundry expenses related to the personnel actively engaged in the research activities in Mali, the only items to be taken into consideration in the calculation of the minimum expenditure shall be:

         a) the amortisation of the material effectively utilised for the research activities in Mali for the period of time that they are in use;

         b) the expenses incurred in Mali in genuine research activities in Mali, which include the expenses related to the setting up of the research programmes, experiments, analyses, external studies, etc. as well as the technical services performed by PARC-FOUGALA or an affiliated company at rates based on the base salary of the provider, the social benefits, personnel related taxes and contributions and other related charges and expenses. PARC-FOUGALA's general expenses can be taken into consideration at a fixed rate of 6% of the said expenses. For the purpose of verifying these expenditures, the accounting of the company must be set up so as to allow for a differentiation between the costs related to research and those relating to administration.

ARTICLE 9        INFORMATION GATHERED FROM THE RESEARCH PROGRAMME

9.1 PARC-FOUGALA shall provide to the State a copy of all the reports relating to the research activities as required by the mining legislation.

9.2 At the expiry of the research permit and all renewals thereof as set forth in article 8.4 above, PARC-FOUGALA must submit to the State a definitive report as well as all maps, digraphs and depth charts, all aerial surveys and all unedited data acquired during the course of the research. This obligation shall apply equally to all other research permits granted under the aegis of this present agreement.

9.3 The reports and data mentioned in article 9.1 cannot be made available to third parties by the State without the prior written authorisation of PARC-FOUGALA which will not withhold such permission without a valid motive. In the event of abandonment of a research permit, these reports and data shall become the property of the State.

ARTICLE 10       CESSATION OF RESEARCH ACTIVITY

10.1 Subject to the terms and conditions set forth in article 8 of this present agreement and pursuant to the terms and conditions set forth in the Mining Code, PARC-FOUGALA can halt the research activities prior to the expiry date of the period of validity of the research permit when it is of the opinion that the results obtained to date do not justify the continuation of the said activities.

10.2 In the event of a total shut down of research activities, all the mining titles and the rights deriving from this present agreement belonging to PARC-FOUGALA shall expire. PARC-FOUGALA shall then submit to the State the definitive report as outlined in article 9.2 above.

ARTICLE 11       DISCOVERY OF OTHER SUBSTANCES

11.1 If during the course of the research activities, PARC-FOUGALA should discover the presence of mineral substances other than gold and silver, PARC-FOUGALA can extend the validity of its research permit to include these new substances pursuant to the terms and conditions set forth in the Mining Code.

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11.2     The parties shall enter into negotiations for the purpose of defining the terms and conditions of an establishment agreement which will permit the research into and exploitation of the said substances.

ARTICLE 12       FEASIBILITY STUDY

12.1 When, on the basis of data obtained during the research activities, PARC-FOUGALA is of the opinion that there is, within the boundaries of the perimeter, a potential deposit of mineral substances in sufficient quantity and of sufficient quality to be a candidate for an industrial exploitation, PARC-FOUGALA shall carry out a feasibility study on the deposit which shall be submitted to the State for approval upon completion.

12.2 If PARC-FOUGALA should decide, based on this study, to proceed to the exploitation of the deposit, the State shall have a period of ninety
         (90) days, from the date of submission of the request for an exploitation permit by PARC-FOUGALA, to communicate in writing to PARC-FOUGALA the percentage of its share in the capital of the exploitation company as set forth in article 14 below.

                                  CHAPTER III
                                  EXPLOITATION

ARTICLE 13       METHODS OF EXPLOITATION

13.1 Whenever PARC-FOUGALA shall decide to proceed to the exploitation of a deposit, a new exploitation Company can be formed for the purpose of exploiting the said deposit. The exploitation Company shall be governed by the terms and conditions set forth in this present agreement and the Commercial Code in effect in the Republic of Mali.

13.2 Within a period of ninety (90) days following the submission by PARC-FOUGALA of a request for an exploitation permit, the State shall grant to PARC-FOUGALA the permit or authorisation for this deposit. PARC-FOUGALA must then immediately hand over the permit or authorisation to the exploitation Company.

         PARC-FOUGALA shall retain ownership of the research permit pursuant to the terms and conditions set forth in the Mining Code so that, if justified, it can continue to carry out its research activities on the perimeter.

13.3 From the moment the exploitation permit is granted, the exploitation Company shall be authorised to begin the process of exploiting the deposit and constructing the mine.

ARTICLE 14       SHARE OF THE PARTIES

14.1 Whenever a exploitation Company is formed in accordance with the Mining code, 20% of the share Capital shall be given to the State with no corresponding financial compensation in return for its initial participation for which no fee was charged. The dividends deriving from this free share shall be due and payable from the date of the first production and throughout the period of production.

14.2 By express and accepted agreement between the parties, it is agreed and understood that the State has incurred expenses for its research activities within the boundaries of the perimeter. These expenses amount to CFA 125,000,000, increased by interest at LIBOR plus 2% from the date of execution of this present agreement. These expenses shall either be credited to the account of the State for the requirements of future requests for funds which shall be made by the operator of the mine or considered as a shareholder advance and reimbursed to the State upon demand in accordance with the terms to be negotiated with the operator of the mine.

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14.3     In the event of an increase in the share capital of the exploitation
         Company as a result of an Extraordinary General Assembly, 20% of the new shares shall be granted to the State so that the State shall continue to maintain its maximum percentage share in the Company as set forth in article 14.1 above.

         The State shall not be obliged in any way as a result of its percentage share as set forth in article 14.1 above to contribute to the costs of the research activity, the feasibility study or the exploitation of the deposit until the date of the first production of the said deposit.

14.4 The share of the State in the share capital of the exploitation Company set forth in article 14.1 above cannot at any time during the validity of this present agreement be allowed to exceed 20% of the total amount of the said share capital.

14.5 In the event of a negotiation culminating in the transfer of the rights pertaining to any permits or deposits or results of the research activity, PARC-FOUGALA undertakes to involve the State and to pay to the State 20% of any monies derived from the transaction.

ARTICLE 15       OBJECTIVES OF THE EXPLOITATION COMPANY

15.1 The objective of the exploitation Company shall consist of the exploitation of the mineral substances within the boundaries of the perimeter, the basis of the feasibility study and for which an exploitation permit or authorisation shall have been granted and it shall be deemed to include all operations necessary or useful for the exploitation of the said deposit.

15.2 From the moment when PARC-FOUGALA transfers to the exploitation Company the exploitation permit or authorisation for a mine, the exploitation company shall proceed in a diligent manner and in accordance with the corresponding regulations to initiate the exploitation of the said deposit on which the feasibility study was based.

ARTICLE 16       ORGANISATION OF THE EXPLOITATION COMPANY

16.1 The parties shall decide on the commercial name of the exploitation Company when it is constituted.

16.2 The headquarters of the exploitation Company shall be located in the Republic of Mali in the place to be decided upon by mutual agreement between the parties.

16.3 The fiscal year of the exploitation Company shall begin on the 1st day of January of each year and shall end on the 31st day of December of the same year.

16.4 The exploitation Company can request technical assistance from one of the parties and/or their affiliated Companies. The technical services shall be provided in accordance with the terms and conditions set forth in a Technical Assistance agreement.

ARTICLE 17       RIGHT OF THE STATE TO EXPLOIT A DEPOSIT ON ITS OWN

If the State considers that a new deposit within the boundaries of the perimeter should be exploited, it can ask PARC- FOUGALA to do a feasibility study on the exploitation of the said deposit. In the event that PARC-FOUGALA should think otherwise and should be of the opinion that a feasibility study is not justified, the State can carry out its own feasibility study and submit it to PARC-FOUGALA with an indication as to whether or not it wishes to proceed to the exploitation phase.

PARC-FOUGALA must notify the State, within a ninety (90) day period from the date of receipt by PARC-FOUGALA of the feasibility study, whether it wishes to participate in the exploitation of the deposit on which the feasibility study was based.

Failure on the part of PARC-FOUGALA to respond within the specified period of time or in the event of a negative response from PARC-FOUGALA the State can proceed on its own to exploit the said deposit. It will bear all the costs and risks and no exploitation Company will be formed. The State, in this case, will have a 100% share in the exploited deposit. If PARC-FOUGALA decides at a later date to share in the exploitation of the deposit, an exploitation Company will be formed by the parties and the terms and conditions set forth in articles 13 to 16 above will be applicable.

ARTICLE 18       PURCHASES AND SUPPLIES

PARC-FOUGALA, the exploitation Company and their affiliated companies and all sub contractors shall use as far as possible the services and raw materials available in Mali and products manufactured in Mali to the extent that these services and products are available and competitive with regard to price, quality, guarantees and delivery schedules.

ARTICLE 19       EMPLOYMENT OF PERSONNEL FROM MALI

19.1 For as long as this present agreement shall be in force, PARC-FOUGALA and the exploitation Company and their affiliated companies and subcontractors undertake to:

         a) give preference, where qualifications are equal, to personnel from Mali;

         b) implement a programme for the training and promotion of personnel from Mali with a view to ensuring their participation in all phases of the activities arising from this present agreement;

         c) provide housing for the workers and employees on the site of a standard with regard to hygiene and sanitation that will meet the requirements of the legislation in force or which will be enacted;

         d) respect the sanitary legislation and regulations as set forth in documents currently in force and which may be enacted later;

         e) respect the legislation currently in force or which may be enacted with regard to general working conditions, remuneration schemes, prevention of and restitution for work related accidents and professional illnesses, as well as professional and union associations.

19.2 From the date of the first production from the first mine on the perimeter, the exploitation Company undertakes to contribute to:

         a) the implementation, extension or improvement of the sanitation and school system at a reasonable distance from the deposit to satisfy the normal needs of the workers and their families.

         b)      the on site construction of leisure facilities for the staff.

19.3 The State undertakes to grant to PARC-FOUGALA, the exploitation Company, their affiliated companies and subcontractors the authorisations required to enable their employees to do overtime and to work through the night or on days which are normally considered to be days off or holidays in accordance with the legislation in force at the time.

19.4 With regard to PARC-FOUGALA, the exploitation Company and/or their affiliated companies and subcontractors as well as their employees, the State undertakes not to enact any legislation either labour or business related which might be considered to be discriminatory vis-a-vis the laws which would be applicable to other businesses engaged in a similar activity in Mali.





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
ARTICLE 20       EMPLOYMENT OF EXPATRIATE PERSONNEL

20.1 PARC-FOUGALA and/or the exploitation Company, their affiliates and subcontractors can hire for their activities in Mali, those expatriate employees who, in the respective opinion of PARC-FOUGALA and the exploitation Company are required for the efficient operation of the exploitation and for the success thereof.

         The State will facilitate the acquisition of the permits and authorisations which are required for these expatriate employees in accordance with the legislation in force at the time of employment.

20.2 With regard to PARC-FOUGALA, the exploitation Company and/or their affiliated companies and subcontractors for so long as this present agreement shall remain in force, the State undertakes not to enact any legislation which can be viewed as a restriction of the terms and conditions under which the legislation in effect or to be enacted permits:

         a) the entry, the right to stay and the departure of any employee of PARC-FOUGALA, the exploitation Company and/or their affiliated companies and subcontractors and this applies equally to their families and personal effects;

         b) subject to article 20.1 above, the hiring and dismissal by PARC-FOUGALA, the exploitation Company and/or their affiliated companies and subcontractors, of the persons of their choice regardless of their nationality or the nature of their professional qualifications.

20.3 The State does however reserve at all times the right to forbid the entry and the right of abode of citizens of countries hostile to the Republic of Mali and of persons whose presence might in some way compromise public law and order or who engage in political activity.

ARTICLE 23       GENERAL GUARANTEES GRANTED BY THE STATE

21.1 The State undertakes to guarantee to PARC-FOUGALA and to the exploitation Company the continuation of the economic and financial advantages and tax and Customs conditions as set forth in this present agreement. Any modification which may at some future date be enacted into law, in particular with regard to the Mining Code, shall not be applicable to PARC-FOUGALA and the exploitation Company with their prior written approval. Any terms or conditions which are more favourable and which may become law after the date of execution of this present agreement and pertaining to legislation in general shall automatically be applicable in full to PARC- FOUGALA and the exploitation Company.

21.2 The State guarantees equally to PARC-FOUGALA, to the exploitation Company, to their affiliated companies or contractors and to the persons normally employed by these organisations that they shall never in any way be subjected to any for of legal or administrative discrimination in law or in fact.

ARTICLE 22       FISCAL REGULATIONS

22.1 The fiscal regime defined in this present agreement shall vary in accordance with the different phases of the operations.

22.2 From the date of execution of this present agreement and during the first three years of production, PARC- FOUGALA, the exploitation Company and their affiliated companies and subcontractors, as the case may be, shall be exempted from the payment of all taxes (including the Value Added Tax and the Services Tax), dues, contributions or any other direct or indirect taxes which they would have to pay personally or for the payment of which they would have been responsible with the exception of:

         a) the fixed tax levied on the grant of a research permit regardless of its size: CFA 30,000;

         b) the tax on the renewal of the research permit at each renewal date and for so long as this present agreement shall remain in effect: FCA 300,000;

         c)      the fixed tax levied on the grant of an exploitation permit:
                 FCA 1,000,000;

         d) the additional surface rent for the research permit for so long as this agreement shall be in force:

                 -        FCA 50/km(2) per annum for the first period;
                 -        FCA 100/km(2) per annum for the first renewal;
                 -        FCA 200/km(2) per annum for the second renewal

         e)      the additional surface rent for the exploitation permit:

                 -        FCA 50,000/km(2) per annum;

         f) the mandatory Employers contribution (CFE) at the rate in effect (the base being equal to the total of the gross amount comprising remuneration, benefits and salaries of the employees, including the expatriate staff);

         g) the business fees and contributions due on behalf of the employees, including the expatriate employees, as set forth in the legislation in effect;

         h)      the General Tax on Income payable by the employees;

         i) the vehicle license fees with the exception of the work vehicles and other vehicles directly associated with the research activities;

         j) the stamp duties on the import permits related to vehicles as well as the tax on the insurance contracts issued therefor, with the exception of work vehicles and/or other vehicles directly associated with the research activities;

         k)      the Ad valorem tax at the rate of 3%;

         l)      the contribution on services rendered at the rate of 3%.

22.3 After the first three years of production extracted from a mine for which an exploitation permit is held, the exploitation Company, its affiliated companies and subcontractors will be obliged to pay in the name of this mine:

         a)      the additional surface rent for the exploitation permit:

                 -        FCA 75,000.km(2) per annum;

         b)      registration fees;

         c)      stamp duties;

         d) tax on the real estate revenue and the tax on the mortmain assets with the exception of the exemptions set forth in the Mining Code;

         e)      patent fees;

         f) the lodging tax set at a rate of 1% of the combined payroll of all the employees;

         g) the lump sum employers contribution (CFE) at the going rate, the base being equal to the total of the gross amount of the remuneration, benefits and salaries of the employees regardless of their present or future nationality;

         h)      the General Income Tax payable by the employees;

         i) the social fees and contributions normally payable on behalf of the employees as set forth in the current legislation;

         j) the tax on profits at the rate of 35% subject to article 22.4 below;

         k) the license fees for vehicles, with the exception of heavy machinery and/or other vehicles directly associated with the exploitation activity;

         l)      the Value added Tax (VAT);

         m) the tax on the insurance contracts issued by insurance companies domiciled in Mali;

         n)      the Ad Valorem tax at a rate of 3%;

         o)      the fee for services rendered at the rate of 3%.

         No other tax, levy, contribution or fee of any type whatsoever, either direct or indirect which may in future be levied by the State at any level whatever shall be applicable to the parties, PARC-FOUGALA and the exploitation company, their affiliated companies and subcontractors during the exploitation period.

22.4 Notwithstanding the terms and conditions set forth in article 22.3 j), the exploitation Company shall be exempt from the payment of the tax on Profits during the first five years after the date of the first production.

22.5 The net taxable profit of the exploitation company subject to direct taxation at the rate of 35% shall be determined in accordance with the terms and dispositions of articles 103 and 104 of the Mining Code and subject to the definitions and modifications as set forth below:

         a) the liabilities as defined in article 105 of the Mining Code shall include those amounts owed by the exploitation Company to the shareholders and/or their affiliated companies as well as to third parties.

         b) the exploitation company shall be authorised to register as a debit to the exploitation account the real interest paid to third parties as well as to its shareholders and/or their affiliated companies provided that the interest rate paid to the said affiliated companies does not exceed LIBOR plus 2%.

         c) the applicable amortisation rates shall be those established by the legislation in force at the date of execution of this present agreement, and most particularly the inter-ministerial ordinance No. 236-MF- MDITP of January 23, 1975.

                 The amortisation shall take effect from the date of the first production for those assets required prior to that date. The amortisation of the assets required after the first production shall take effect at the date on which the said assets are brought into use.

                 The amortisations entered into the accounting system during the years in which the company shows a loss can be deferred for the requirements of the calculation of the net profit subject to the tax on profits. The amounts of the deferred amortisations shall be deducted, after the deduction of the reported losses, during the first fiscal year in which the exploitation company shows a profit and during subsequent profitable years.

                 Research and exploitation expenses which cannot be attributed to assets subject to amortisation shall be capitalised and depreciated by straight line depreciation over the lesser of the following two terms: either ten years or the estimated productive life of the mine.

         d) All the costs related to technical assistance provided by PARC-FOUGALA, as listed in Annex II shall be deductible, in full, for the purposes of calculating the tax on profits. The exploitation company undertakes to provide to the State a certified annual statement of accounts in accordance with article 104 c) of the Mining Code.

         e) The exploitation company shall be authorised to report as a new item, for a period of five years, all exploitation losses incurred after the first production. In this context, the exploitation losses shall signify the excess of all the deductions mentioned in article 105 of the Mining Code over the entire revenue stream as set forth in article 103 of the said Code.

22.6 In accordance with article 96 of the Mining Code, the State guarantees to PARC-FOUGALA and to the exploitation company the continuation of the fiscal regime subject to the terms and conditions set forth in article 21.1 of this present agreement.

         Throughout the period of validity of this present agreement, no modification can be made to the regulations governing the tax base and the collection of legislated taxes and tariffs without the prior written agreement of PARC-FOUGALA and/or the exploitation company.

         Throughout the period of validity of this present agreement, PARC-FOUGALA and the exploitation company cannot be subjected to the payment of taxes, levies and contributions levied and due to the State but created at a later date.

ARTICLE 23       CUSTOMS REGULATIONS

23.1 PARC-FOUGALA and/or the exploitation company and their affiliated companies and subcontractors shall benefit from the following customs duty exemptions during the period of validity of the research permit and for the first three years of production.

         a) Regulations for the temporary free importation ad prorata temporis for the material, machinery and apparatus, heavy equipment, utility vehicles and other assets intended to be reexported once the research and exploitation operations have been completed.

         b) Common law regulations for passenger vehicles used for PARC-FOUGALA or the exploitation Company's activities as well as passenger vehicles intended for private use.

         c) Exemption from Customs duties and taxes applicable to tools, chemical products, reactive products, petroleum products, oil and grease for machinery required for their activities, spare parts (with the exception of those needed for private vehicles), the materials and materiel, machinery and equipment intended to be assimilated permanently in the mine.

23.2 With regard to their personal effects, the expatriate personnel employed by PARC-FOUGALA and the exploitation company and their affiliated companies and subcontractors shall benefit from an exemption of duties and taxes for a period of six months from the date of their arrival in Mali.

23.3 At the time of re-export the products will be exempted from all export duties and taxes, all taxes on turnover at the time of export and all other levies normally applicable to exports during the period of validity of this present agreement. The profit from the sale of these exports shall not be subject to any form of taxation, either direct or indirect, and the parties and the exploitation company can convert the profit from the said sales into foreign currency.

23.4 At the time of reexport, the material and equipment which was used for the research and exploitation activities shall be exempted from the payment of the customary export duties and taxes.

23.5 In the event that any of these items which in accordance with the above mentioned terms are exempted from the payment of import duty are resold in Mali, PARC-FOUGALA, the exploitation company and/or their affiliated companies and subcontractors or their employees must first obtain permission from the State and shall be liable for the payment of duty on the resold items. These value of these items shall be assessed in accordance with the legislative conditions prevailing at the time of the sale.

23.6 After the first three (3) years of production, the exploitation Company, its affiliated companies and subcontractors shall be subject to the payment of the Customs duties and taxes which are applicable at the date of execution of this present agreement with the exception:

         - petroleum products, oils and lubricants required for the generation of energy for the extraction, transportation and treatment of the mineral.

         These petroleum products, oil and lubricants required for the generation of energy shall remain exempted from the payment of all Customs duties and taxes throughout the period of validity of this present agreement.

ARTICLE 24       ECONOMIC REGULATIONS

24.1 Subject to the terms and conditions of this present agreement, the State, throughout the period of validity of this present agreement, shall not with regard to PARC-FOUGALA and/or the exploitation company, their affiliated companies and subcontractors, initiate nor implement any proceedings which may be seen to imply a restriction of the terms and conditions under which the legislation prevailing at the date of execution of this present agreement permits:

         a) the unrestricted choice of suppliers and subcontractors (subject to the terms of article 18 above);

         b) the unrestricted import of merchandise, material, machinery, equipment, spare parts and consumer goods (subject to the terms of article 23 above);

         c) the free circulation inside Mali of material and assets mentioned in the preceding paragraph as well as all substances and products obtained from the research and exploitation activities.

24.2 The State undertakes to provide all the permits and all the authorisations which are needed for the fulfillment of the rights guaranteed in articles 23 and 24 of this present agreement.

24.3 In the event of the sale of gold or other mineral substances included in the voluminous samples intended for metallurgic assays, PARC-FOUGALA must deduct this revenue from the research expenses.

         In the case of small mines, the value of the finished products extracted from the samples intended for treatment assays
         (laboratories, pilot factories, etc.) shall be subject to the ad valorem tax in the event that the revenue should be used for any other purpose than for the research expenses.

24.4 Subject to the terms of this present agreement, PARC-FOUGALA and/or the exploitation company shall be authorised to enter into agreements at a price which is seen to be reasonable vis-a-vis the world market and to export the products, as well as to trade the products freely except in countries which are hostile to the Republic of Mali or to engage in trade with nationals of those countries. All agreements between PARC-FOUGALA and/or an affiliated company or between the exploitation company and its shareholders shall be drafted in such a way that the terms and conditions contained therein are not more favourable than the terms and conditions negotiated with third parties.

24.5 If, during the course of the exploitation activities carried out in accordance with the terms and conditions set forth in this present agreement, PARC-FOUGALA and/or the exploitation company should decide to terminate the activity, they shall not be permitted to transfer to a third party their installations, machinery and equipment until they have granted to the State a first option on the acquisition of these assets at their estimated value at the time of the decision to terminate the activity.

24.6 PARC-FOUGALA, the exploitation company and/or their affiliated companies and subcontractors shall be authorised to import on a duty free basis the materials and products required either directly or indirectly for their operations.

         For the implementation of the duty free import proceedings, consideration will be given not only to the conditions of quality and delivery schedules but also to the possibility of obtaining the materials and products at competitive prices on the local market.

ARTICLE 25       FINANCIAL REGULATIONS

25.1 Subject to the terms and conditions governing this present agreement, the State guarantees, throughout the period of validity of this present agreement, to PARC-FOUGALA, the exploitation company and their affiliated companies and subcontractors the following:

         a) unrestricted conversion and transfer of funds intended for the settlement of all debts (principal and interest) in foreign currency from the suppliers and creditors who are not Malian;

         b) the unrestricted conversion and transfer of net profits to be distributed to non Malian associates and of all amounts intended for the amortisation of funding obtained from non Malian institutions and from companies affiliated with PARC-FOUGALA, after the payment of all taxes and duties imposed by this present agreement;

         c) the unrestricted conversion and transfer of profits and funds resulting from the liquidation of assets, after the payment of the taxes, customs duties and levies set forth in this present agreement.

25.2 In order to allow the exploitation company or PARC-FOUGALA to face the exploitation costs and to make payments to suppliers and creditors for the goods purchased and services provided and for the loans which have been contracted and for future services and dividends arising from its activities, the State, through the application of article 8 of Law No. 89-12 AN-RM of February 9, 1989, shall authorise the exploitation company or PARC-FOUGALA to maintain in a foreign country in US dollars or in any other hard currency, an adequate fund from the profit of its exports.

25.3 PARC-FOUGALA and the exploitation company shall be authorised to open an account in foreign currency in Mali or abroad.

25.4 The State guarantees the unrestricted conversion and transfer to countries outside Mali of all the savings of the expatriate personnel employed by PARC-FOUGALA and the exploitation company as well as by their affiliated companies and subcontractors which have been taken from their salaries or which result from the liquidation of investments made in Mali or from the sale of their personal effects in Mali.

         Through the application of article 6 of Law No. 89-12 AN-RM of February 9, 1989, the State shall authorise the expatriate personnel residing in Mali to open accounts in foreign currency in Mali or abroad.

ARTICLE 26       ADMINISTRATIVE, MINING AND LAND GUARANTEES

26.1 The state guarantees to PARC-FOUGALA and to the exploitation company the right to occupy and use all the land required for the research and exploitation activities of the deposit(s) on which this mining research permit or mining exploitation permit is based within the scope of this present agreement both inside and outside the boundaries of the perimeter, in accordance with the terms and conditions set forth in the Mining Code. The occupation and utilisation of the said lands shall not involve PARC-FOUGALA and the exploitation company in any payment of taxes, fees, rents or contributions which are in addition to those which have been specified in this present agreement.

         At the request of the exploitation company or PARC-FOUGALA, the State shall proceed to relocate those inhabitants whose presence on the said lands would hinder the research and/or exploitation activities.

         PARC-FOUGALA and/or the exploitation company shall be required to pay a fair indemnification to the inhabitants both for depriving them of the right to enjoy their land and for the damage which their stated activities might cause to the holders of land deeds, common law occupation rights or to the beneficial owners of any other rights whatever they may be.

26.2 PARC-FOUGALA and the exploitation company shall have the right, at their own expense, to cut down the trees as required for their activities and to take and use the said wood, earth, stones, sand, gravel, chalk, plaster and waterfalls and all other materials and elements which might be required in the realisation of the objectives set forth in this present agreement in accordance with the prevailing legislation.

26.3 The Mining Code in effect in Mali on the date of execution of this present agreement shall govern the mining titles granted or renewed to PARC-FOUGALA and the exploitation company throughout the period of validity of this present agreement.

ARTICLE 27       EXPROPRIATION

The State does hereby assure PARC-FOUGALA, the exploitation company and their affiliated companies and subcontractors that it does not intend to expropriate the future exploitations nor seize any of their assets. However, if the circumstances or a critical situation should require that such measures be taken, the State recognises that, in accordance with international legislation, it will be required to pay an adequate indemnification to the injured parties.

ARTICLE 28       PROTECTION OF THE ENVIRONMENT

PARC-FOUGALA and/or the exploitation company undertake to:

         a) to preserve, throughout the duration of this agreement, the environment and the public infrastructures affected by their activities;

         b) to repair all damage caused to the environment and to the infrastructure beyond normal wear and tear;

         c) comply strictly with all aspects of current legislation regarding hazardous wastes, natural resources and the protection of the environment;

         d) landscape the excavated sites in accordance with internationally accepted mining industry standards;

         e) comply with all the terms and conditions of the laws establishing the regulations for the management of the forest, fauna and water resources;

         f) set up a system for the purification of the residual waters in the mine.

ARTICLE 29       IMPLEMENTATION OF MEASURES FOR THE PROTECTION OF THE
                 ENVIRONMENT

The Minister responsible for the Environment can periodically, in case of need, and with the consent of the Minister responsible for Mines, implement measures to control the impact of the research and mining exploitation activities on the environment.

ARTICLE 30       CULTURAL HERITAGE

In accordance with legislation in effect regarding the protection of the national cultural heritage, the exploitation phase must be preceded by an archaeological study funded by PARC-FOUGALA and/or the exploitation company on the land within the exploitation perimeter. The study is to be carried out by the appropriate department of the Minister responsible for Culture.

During the research activities if any items related to the national cultural heritage are discovered: assets, fixed or moveable, PARC-FOUGALA undertakes not to disturb these objects for a period not to exceed one month from the notification date and to lose no time in informing the administrative authorities of the find. The exploitation company, PARC-FOUGALA or their associates undertake to participate in the salvage operations.

ARTICLE 31       TRANSFER, SUBSTITUTION AND NEW PARTIES

31.1 Either one of the parties can, with the prior written consent of the other party, grant to other individuals who are technically and financially qualified all or a portion of the rights and obligations which the said party shall have acquired by virtue of this present agreement including its participation in the exploitation company and the research and exploitation permits. In such an instance, the assignees must assume all the rights and obligations of the assignor as specified in this present agreement or resulting from its share in the exploitation company as well as those rights and obligations which derive from the research and exploitation permits. With regard to the share of one party in the exploitation company or the transfer of a permit, the other party retains the right of preemption.

31.2 Article 31.1 above shall not be applicable to the transfer by one party of all or a portion of its rights deriving from this present agreement or from its share or from its assets in an exploitation company if the said transfer is to an affiliated company.

31.3 PARC-FOUGALA shall be free, after having given notice of its intention to the State, to hand over the execution of this present agreement to any affiliated company.

31.4 In the event of such a substitution by PARC-FOUGALA in favour of an affiliated company, PARC-FOUGALA shall nevertheless retain full responsibility for compliance with the obligations set forth in the agreement.

                                   CHAPTER IV
                                 FINAL CLAUSES

ARTICLE 32       ARBITRATION

32.1     The parties undertake to:

         a) reach an amicable settlement for all their differences regarding the interpretation or the application of this present agreement;

         b) in the event of litigation or difference of opinion regarding the technical aspects of the agreement, to submit the dispute to an expert recognised for his technical knowledge, chosen jointly by the parties and not being of the same nationality as either party nor having any ties to either party. The decision of this expert must be made known within 30 days of his appointment and shall be binding and not subject to appeal. In the event of disagreement regarding the understanding of the nature of the dispute or litigation or in the event of disagreement between the parties regarding the choice of the independent expert, the dispute will be settled by arbitration in accordance with the terms and conditions set forth in article 32.1 above.

32.2 Subject to the terms and conditions set forth in article 31.1, all litigation or dispute related to this present agreement shall be sent to arbitration in accordance with the agreement governing the settlement of disputes regarding investments between States and citizens of other States, which became effective on October 14, 1966 (hereinafter known as "the Arbitration Agreement")

         In the event of arbitration:

         a) the arbitration will be held in Paris unless the parties agree otherwise;

         b) the arbitration proceedings will be held in French, with translation into English if required, and the applicable law shall be the law of the Republic of Mali;

         c) the costs of the arbitration shall be borne by the losing party.

32.3 For the purposes of the arbitration the parties agree that the operations to which this present agreement refers constitute an investment in the sense of article 25, line 1 of the Arbitration Agreement.

32.4 In the event that, for whatever reason, the International Centre for the Resolution of Disputes related to investments (CIRDI) should declare itself to be unsuited for or should refuse to accept the arbitration, the dispute shall then be definitively settled in accordance with the Arbitration Settlement of the International Chamber of Commerce in Paris. The arbitration shall be presided over by a single arbitrator appointed by mutual agreement between the parties. This arbitrator shall be a citizen of a different country from either of the parties and shall have proven experience in the mining industry. In the event that the parties cannot reach agreement on the choice of an arbitrator, the arbitration shall be presided over by three arbitrators appointed in accordance with the Arbitration Settlement of the International Chamber of Commerce in Paris. The terms and conditions of article 31.2 shall apply.

32.5 The parties undertake to implement, without delay, the ruling handed down by the arbitrators and to renounce any claim to an appeal. Any competent tribunal can be requested to ratify the ruling handed down.

ARTICLE 33       APPLICABLE LAW

This present agreement shall be governed by the laws of the Republic of Mali.

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The State declares that this present agreement is authorised by the Malian mining legislation. It is expressly understood that, throughout the period of validity of the agreement, that the laws of Mali constitute the laws of the parties, subject to respect of the other terms and conditions of public order.

ARTICLE 34       TERM OF THE AGREEMENT

34.1 This present agreement shall be valid for a maximum period of 30 years from the date of execution. In the event that the duration of exploitation of a deposit should exceed the duration of this present agreement, the parties undertake to negotiate a new agreement.

34.2 This present agreement shall be terminated prior to its expiry date in the following instances:

         a)      by mutual written agreement of the parties;

         b) In the event of a total renunciation by PARC-FOUGALA and the exploitation company of their mining titles, or the annulment thereof in accordance with the terms and conditions of the Mining Code;

         c) in the event of insolvency, bankruptcy, liquidation of assets or other similar collective procedures involving PARC-FOUGALA during the research period or the exploitation company during the exploitation phase.

ARTICLE 35       EFFECTIVE DATE

This present agreement shall become effective once it has been signed by both parties.

ARTICLE 36       ANNEXES

Annexes I, II and II to this present agreement are an integral part of the agreement.

                 -    Annex I:      Coordinates of the perimeter

                 -    Annex II:     Programme and Cost of the operations

                 -    Annex III:    Signatory powers

ARTICLE 37       AMENDMENTS

37.1 Any clause which is not included in the text of this present agreement can be put forward by one or other of the parties and it will be given careful consideration. Both parties shall make a genuine effort to reach a mutually satisfactory agreement, at the close of which, the said clause shall be the object of an amendment which shall be annexed to this present agreement and signed by both parties and ratified by the State.

37.2 The rights and obligations of the parties resulting from this present agreement seek to establish, at the time of execution of the said agreement, an economic equilibrium between the parties; if, however, during the course of the activities associated with the agreement, significant variations in the economic conditions give rise to expenses which are considerably more onerous for one or other of the parties than those envisaged at the time of execution of the said agreement, which culminate in unfair consequences for one or other of the parties, it is hereby agreed that the parties shall reexamine the terms and conditions of this present agreement in a spirit of objectivity and loyalty for the purpose of reinstating the initial equilibrium. The present clause creates a simple obligation for the parties to renegotiate in view of an eventual readaptation of the Agreement, with the exception of an express agreement between the parties otherwise, the Agreement will still be in effect and will continue to be in force during the renegotiation.

ARTICLE 38       RENUNCIATION, PARTIAL ANNULMENT, RESPONSIBILITY

38.1 With the exception of an intentional renunciation in writing, the fact that one party does not exercise all or a portion of the rights conferred thereto through the application of this present agreement shall not constitute, at any time, a relinquishment of the rights which have not been exercised.

38.2 If any one of the terms and conditions of this present agreement should be declared null and no longer applicable, in full or in part, for whatever reason, such an event shall not be permitted to annul this present agreement which shall remain in full force and effect.

38.3 If one party is of the opinion that it has been severely affected by this partial annulment, it can request a review of the offending terms and conditions of this present agreement. The parties shall make an effort to reach a fair solution.

ARTICLE 39       FORCE MAJEURE

39.1 The non-performance by one or other of the parties of any of the obligations arising from this present agreement, other than obligations related to payments and notifications, shall be excused to the extent that the said failure to comply is due to an event of force majeure (Act of God). If compliance with an obligation affected by an event of force majeure is delayed, the time frame specified for compliance of the said obligation, as well as the duration of the Agreement specified in article 33, notwithstanding any condition to the contrary in this present agreement, shall be duly extended for a period of time equal to the delay caused by the occurrence of the event of force majeure.

         However, it is understood that neither the State nor PARC-FOUGALA can invoke in their favour as an event of force majeure any act or action (or any failure to act) which is their fault.

39.2 In accordance with the terms and conditions of this present agreement the following shall be deemed to be cases of force majeure: all events, acts or circumstances alien to the will of the party such as war or conditions attributable to war, insurrection, civil disturbances, blockades, embargo, strikes or other labour conflicts, riots, epidemics, earth quakes, floods or other weather related disasters, explosions, fires, lightening, actions of the prince, acts of terrorism. It is the intention of the parties that the term force majeure should be interpreted as closely as possible to the principles and usage of international law.

39.3 When one or other of the parties is of the opinion that it is prevented from complying with any one of its obligations as a result of an event of force majeure, it must immediately notify the other party in writing of this impediment indicating the cause thereof. The parties must do all that is within their power to ensure the rapid resumption of normal compliance with the obligations affected by the act of force majeure, with the proviso that neither of the parties shall be obliged to settle disputes with third parties, including labour conflicts, unless the conditions are acceptable or if settlement is mandatory as a result of a definitive arbitration ruling or a decision handed down by a competent court of law. The State undertakes to cooperate with PARC-FOUGALA and/or the exploitation company to settle any labour conflict which might arise.

ARTICLE 40       REPORTS, ACCOUNTS AND INSPECTIONS

40.1 PARC-FOUGALA and/or each exploitation company, as appropriate, undertake for the duration of this present agreement to:

         a) set up in Mali a genuine, veritable and detailed accounting system covering its operations, accompanied by support documents which are required for verification of the accuracy of the accounts. This accounting activity will be controlled by the representatives of the State duly appointed for this purpose;

         b) make available for inspection by the State or its duly authorised representatives all the accounts or documents which are held abroad but which relate to the operations in Mali.

40.2 All the information made known by PARC-FOUGALA and/or the exploitation company to the State through the application of the terms of this present agreement, shall be deemed to be confidential and the State undertakes not to pass on the information to third parties without the prior written consent of PARC-FOUGALA and/or the exploitation company which, as appropriate, will not be refused without a valid reason.

ARTICLE 41       SANCTIONS AND PENALTIES

In the event of failure to comply with the obligations resulting from the laws and regulations in effect at the date of execution of this present agreement, to the extent that these laws and regulations apply to PARC-FOUGALA and the exploitation company subject to the terms of article 21 of this present agreement, the sanctions and penalties set forth in the same regulatory legislative documents shall be immediately applicable.

ARTICLE 42       NOTIFICATION

All communications or notifications required to be given under this present agreement must be sent by registered letter with acknowledgment of receipt or by telex confirmed by a registered letter with acknowledgment of receipt, as follows:

         a) all notifications to the company must be sent to the address below:

                                           PARC-FOUGALA
                                           Villa No. 623
                                           rue 216
                                           Hippodrome
                                           P.O. Box E 1339

                                           Tel:fax 22.77.51
                                           Bamako - MALI

                 At the time of constitution of an exploitation company, all notifications can validly be sent to the address of the exploitation company.

         b) All notifications to the State can validly be sent to the National Headquarters for Geology and Mining at the address below:

                                           National Headquarters
                                           for Geology
                                           and Mining
                                           P.O. Box 223
                                           Bamako
                                           Republic of Mali

                                           Tel:  22.58.21/22.91.11
                                           Fax: 22.91.11/22.71.74

                 Any change of address must be notified in writing as soon as possible by one party to the other.

ARTICLE 43       LANGUAGE OF THE AGREEMENT AND MEASURING SYSTEM

43.1 This present agreement is written in the French language. All reports or other documents specified or to be specified through the application of this present agreement must be written in the French language.

         The translation of this present agreement into any other language shall be done solely for the purpose of facilitating the application thereof. In the event of any contradiction between the text in French and the text in any other foreign language, the French text shall prevail.

43.2     The accepted measuring system shall be the metric system.

ARTICLE 44       INTERVENTION OF THE EXPLOITATION COMPANY

At the time of constitution of each exploitation company as specified in this present agreement, the exploitation company shall sign four original copies of this present agreement and this signature shall be taken as acceptance on the part of the exploitation company of the obligations deriving from this present agreement.


                                          Issued in Bamako,  on October 15, 1996
                                          in four original copies


FOR THE COMPANY PARC-FOUGALA              FOR THE GOVERNMENT OF THE
                                          REPUBLIC OF MALI
THE MANAGING DIRECTOR                     THE MINISTER FOR MINES,
                                          ENERGY AND HYDRAULICS





Hamed Diane SEMEGA                        Cheickna Seydi Ahamadi DIAWARA

                                    ANNEX I

                          COORDINATES OF THE PERIMETER



      POINT A:            12 degrees 57'20''  North / 11 degrees 15'26''  West
      --------


      POINT B:            12 degrees 57'20''  North / 11 degrees 13'10''  West
      --------


      POINT C:            12 degrees 54'15''  North / 11 degrees 13'10''  West
      --------


      POINT D:            12 degrees 54'15''  North / 11 degrees 15'26''  West
      --------



                                                   SURFACE AREA:  24km(2)

                                    ANNEX II


                           PROGRAMME FOR AND COSTS OF
                            THE PROPOSED ACTIVITIES


     I.  OBJECTIVES OF THE PROPOSED RESEARCH PROGRAMME IN THE FOUGALA ZONE

There is a layer of lower Proterozoic rocks contained within the byrrimien formation which is recognised in Mali and in Western Africa as being one of the most important sites for gold deposits. There is evidence of recognised gold and copper mineralisation within the boundaries of the perimeter in question. The zone presents a geological configuration similar to that of the GREENSTONE Belts which are located in Eastern Canada, Western Australia and the Guyanese shield in South America which are the largest gold producing zones.

The principal objective of the research and exploitation programme consists of producing evidence of a gold mineralisation contained in a body of hard rock which would justify a viable exploitation.

The dimension and the form of the mineralisation would be defined to facilitate the reliable determination of both the tonnage and the quality. Metallurgic and geotechnical characteristics can be evaluated.

Other information will be sought for the purpose of carrying out a feasibility study which will determine the best method for exploitation and the best method of treating the ore for the extraction of the gold, the cost of construction and operation of a mine and also an overall financial evaluation of the whole project.

An important part of the work programme will involve the collection of base environmental data, with particular emphasis being given to the physical and social aspects thereof with a view to minimising the impact of the prospecting activities and exploitation on the environment.

PAN AFRICAN RESOURCES CORPORATION has already done research in this zone and some of these research projects are still active.

The research projects consist of:
-        geological cartography
-        rock sampling
-        VLF-EM geophysics
-        depth drilling

The development of phase II of the research programme proposed here will depend on the results obtained from phase I.

                II.  PROPOSED RESEARCH AND EXPLORATION PROGRAMME

The proposed programme which is expected to take three years will be carried out in three successive stages.

The undertaking to proceed to phases II and III will depend on the success of the work carried out during the first phase.

II/I     PHASE I

Compilation and evaluation of all the available technical data as well as the information obtained from other earlier activities carried out in the region for the purpose of gaining an understanding of the geology, structure, distribution and control of the mineralisation.

Geological cartography of the zone on a scale of 1/50.000 and geophysical surveys.

Digging of wells and/or ditches for taking geochemical samples and to facilitate the task of making a detailed geological map.

Drilling work which will be done either with percussion drills, inverse circulation equipment or by channeling may be initiated during phase I depending on the results of the preliminary studies carried out on the zone.

II/2     PHASE II

- Detailed geochemical work, detailed geological cartography, supplementary drilling with diamond or inverse circulation drills.
- Geotechnical evaluation of the drill holes; preliminary work on metallurgic tests.
- Collection of environmental data; evaluation of the physical and social environment.
-        Calculation of the mineralised resources defined by the drill holes.

II/3     PHASE III

This will consist of undertaking:

- intensive drilling to define the layer, detailed metallurgic test work, geotechnical evaluation and environmental studies, calculation of the geological reserves and the exploitable reserves, engineering studies and an assessment of the infrastructures in regard to the human and technical resources available, methods of transport, water supply, electricity and other utilisable resources.

- prefeasibility study on the opening and operation of a mine, meetings with the Minister for Mines and other related departments with a view to defining the best way to ensure the smooth running of the project.

- completion of a feasibility study for the development of exploitation operations with a significant portion of the study devoted to the concept behind the project and an environmental impact study.

The completion of phase III and the comprehensive feasibility study may extend beyond the initial three year period.

                  III  FORECAST COSTS AND PROPOSED TIME FRAME

The minimum expenditure proposed for the first year amounts to US$200,000.

During this first year phase I will be completed and, depending upon the results, the second phase will be implemented.

The expenses forecast for each of the three phases described above will be as follows:

-----------------------------------------------------------------------
PHASES                                      FORECAST COSTS IN $
-----------------------------------------------------------------------
I                                           200,000.00
-----------------------------------------------------------------------
II                                          300,000.00
-----------------------------------------------------------------------
III                                         400,000.00
-----------------------------------------------------------------------

i.e. a total of US$ 900,000.00 for the three phases

which equates to FCFA 450,000,000.

                     IV.  TECHNICAL AND FINANCIAL RESOURCES

4.1      THE COMPANY

PAN AFRICAN RESOURCES CORPORATION is a company which is registered in Barbados and based in Denver in the United States. The principal business objective of this company is the identification and assessment of projects relating to gold in Africa.

PAN AFRICAN RESOURCES CORPORATION has been quoted on the CANADIAN DEALERS NETWORK Exchange since February 1996.

PAN AFRICAN RESOURCES CORPORATION is a subsidiary of GOLDEN STAR RESOURCES.

GOLDEN STAR RESOURCES is a Canadian company based in Denver in the USA and quoted on the Toronto Stock Exchange and on the American Stock Exchange.

4.2      ACTIVITIES IN SOUTH AMERICA

Since 1985, Golden Star has been involved in programmes designed for prospecting gold and diamonds in Guyana, Surinam, French Guiana and Venezuela.

In 1985 golden Star acquired the Omai gold project in Guyana and implemented a programme of prospecting and evaluation and conducted a feasibility study as well.

In 1990, Cambior Inc., a Canadian company joined with golden Star in a joint venture operation for the construction of a mine, the cost of which amounted to $148 million. The production of gold began in January 1993. Golden Star owns a 30% share in the mine, the Guyanese government 5% and Cambior 65%. Annual production of gold is estimated to be 7,500 kilos.

In Suriname, the feasibility study on the Gross Rosebel project will be carried out during this year.

Golden Star has undertaken very in-depth research programmes covering the above mentioned projects and zones in the rock formations which are very similar to the byrrimien formation in Mali. Several of these projects have been performed through joint venture associations with other mining companies. Research expenses for the year 1996 are estimated to be US$30 million.

The company has built up considerable technical competence in the area of research and evaluation of deposits of precious metals and the company currently employs a significant number of persons qualified to carry out these specialised projects.

4.3      ACTIVITIES IN AFRICA

GOLDEN STAR RESOURCES has naturally turned its attention to the "other half" of the Guyanese shield situated in Western Africa. The company is very satisfied with the Malian potential in terms of gold rock and has undertaken to implement a serious exploration programme in the region.

The objective of the programme detailed above is to give proof of a deposit for the development of which an investment of US$100 million will be required for a potential return of one billion dollars in sales of gold.

PAN AFRICAN RESOURCES CORPORATION is currently taking advantage of the wealth of technical expertise residing in GOLDEN STAR.

PAN AFRICAN RESOURCES CORPORATION is currently engaged in exploration activities in Mali, Gabon, Ivory Coast, Ethiopia and very shortly in Erythria.

            V.  REPORTS, RELATIONS WITH THE GOVERNMENT WORK METHODS

At the start of its activities in Mali, Ivory Coast, Gabon and Ethiopia, the company will do all that is necessary to maintain an excellent working relationship with the government of Mali and the ministerial departments concerned with the development of the mining industry in Mali.

Technical reports covering all aspects of the research programme will be submitted on a regular basis to the Malian authorities.

The PARC company wishes, through a close liaison with qualified representatives from the department of mines who will be involved in the different projects for the purpose of providing technical and administrative assistance, to contribute to the development of the mining industry through the transfer of its expertise in matters relating to mining exploration to these State representatives as well as to its Malian employees.

The company undertakes to give preference to Malians in all areas of its activity provided that the candidates meet the required standards regarding competence and competitiveness.

                             VI. SITE OF THE PERMIT

The requested zone covers a surface area of 24 km(2) and in located within the Keniba Circle, in the Kayes region.

                                   ANNEX III

FIRST RESOLUTION

The Assembly approves purely and simply the Bye-laws of the company PARC-FOUGALA S.A.

         This resolution was unanimously adopted.


SECOND RESOLUTION

The General Assembly declares the release of a quarter of the capital as indicated in the declaration of subscription and payment.

         This resolution was unanimously adopted.

THIRD RESOLUTION

The Constitutional General Assembly appoints as first administrators:

         -       the company PARC, represented by Mr. A. FLEMING
         -       Mr. Hamed SEMEGA
         -       Mr. David FENNELL
         -       David FAGIN
         -       Mr. Mamadou Moctair BAH
         -       Bernard AMOZIG
         -       Mr. Sericelli MAGASSA
         -       Mr. Cheick Amadou Tidiane SOW

         This resolution was unanimously adopted

FOURTH RESOLUTION

The Constitutional General Assembly states that the company "PARC-FOUGALA" is in compliance with the laws and regulations of the Republic of Mali.

The General Assembly will appoint at a later date the Auditors of the company.

FIFTH RESOLUTION

The Constitutional General Assembly agrees to grant all the necessary powers to Mr. Hamed SEMEGA for the purpose of complying with all the formalities arising from this present Constitutional General Assembly and to proceed with the start up of the company.

This with authority to delegate to others.

         This resolution was unanimously adopted.